Exhibit 10.31

ISRAEL AWARD PLAN

OF ZIX CORPORATION

Effective November 5, 2020 (the " Israel Plan")

1.General

1.1

This Israel Award Plan of Zix Corporation (this “Israel Plan”) is to be construed in accordance with the terms of the Zix Corporation 2018 Omnibus Award Plan (Amended and Restated Effective June 6, 2018) (the “Plan”)Israel Plan.

The provisions of the Plan are hereby incorporated by reference into this Israel Plan and shall apply to Awards (as defined below) granted under this Israel Plan, subject to the modifications set forth below. In the event of any conflict between the Plan and this Israel Plan, the terms of this Israel Plan shall govern with respect to Awards granted to Israeli Participants (as defined below).

This Israel Plan shall only apply to Israeli Participants so that Awards to Israeli Participants as defined below will be governed by the terms of this Israel Plan and comply with the requirements of the Israeli law, and specifically with the provisions of Section 3(i) and Section 102 of the Ordinance (as defined below).

2.Definitions

Unless otherwise defined in this Israel Plan, all capitalized terms used herein shall have the same meanings given to such terms in the Plan which are hereby incorporated by reference to this Israel Plan. Capitalized terms used herein that are the plural forms or singular forms of defined terms shall have the corresponding plural or singular meanings of the corresponding defined terms. The following terms shall have the meanings set forth below, unless the context clearly requires a different meaning:

"Affiliate" - shall mean, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, including, without limitation, any parent or subsidiary, however with respect to "102 Award", "Affiliate" shall mean Israeli resident Affiliate of the Company which is an “Employing Company” or "Employer" within the meaning of Section 102(a) of the Ordinance.

“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is an Israeli Non-Employee.

“102 Award” means an Award granted pursuant to Section 102 of the Ordinance to any person who is an Israeli Employee Participant.

“102 Capital Gains Award” means a Trustee 102 Award elected and designated by the Employing Company to qualify for Capital Gains tax treatment in accordance with the provisions of Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“102 Ordinary Income Award” means a Trustee 102 Award elected and designated by the Employing Company to qualify for ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“Award” means any Options, Stock Appreciation Right, Stock Award, Performance Award, all to be denominated in shares of Common Stock or any other stock right or interest relating to shares of Common Stock whether granted singly, in combination or in tandem, to an Israeli Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Israel Plan based Award.

"Award Agreement" means a document to be signed between the Company and an Israeli Participant, to set out and inform the Israeli Participant with respect to the terms and conditions of the grant of an Award under this Israel Plan and including any document attached to such agreement. Without derogating from the above, with respect to Trustee 102 Award, such Award Agreement to be deposited with the Trustee in accordance with the provisions of Section 102 and the Rules

"Capital Gains" means a Trustee 102 Award granted under the capital gains tax treatment in accordance with the provisions of Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

"Date of Grant" means the date the applicable Award was approved by the Board or the Committee, unless otherwise determined by the Board or the Committee and set forth in the Israeli Participant Award Agreement.

“Employing Company” shall have the meaning ascribed to it in Section 102(a) of the Ordinance.

“Israeli Employee Participant” means an individual employed by an Israeli resident Affiliate or an individual who is serving as a Nose Misra - Office Holder (as such term is defined in the Israeli Companies' Law, 5759-1999, including directors) of an Israeli resident Affiliate, who is not a Controlling Shareholder prior to the issuance of the relevant Award or as a result thereof.

“Israeli Non-Employee Participant” means a person who is not an Israeli Employee Participant, and inter alia, shall include a consultant, adviser or service provider of an Israeli resident Affiliates and a Controlling Shareholder (whether or not an employee of the Company or its Affiliates) of an Israeli resident Affiliate.

“Israeli Participant” means Israeli Employee Participants and Israeli Non-Employee Participants.

“ITA” means the Israeli Income Tax Authority, or any successor agency.

“Lockup Period” means the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required by the ITA, with respect to Trustee 102 Awards, granted and/or issued thereunder, and all rights resulting from them, are to be held in trust by the Trustee for the benefit of the Israeli Employee Participant for at least during and until the end of such period.

“Non-Trustee 102 Award” means an Award granted to an Israeli Employee Participant pursuant to Section 102(c) of the Ordinance, which is not required to be held in trust by a Trustee.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961 or any successor statute, as amended from time to time.

“Rules” means the Income Tax Rules (Tax Relief in the Issuance of Shares to Employees), 2003.

“Section 102” means Section 102 of the Ordinance and the Rules and any regulations, rules, orders, promulgated thereunder as now in effect or as amended or replaced from time to time.

“Tax” means any tax (including, without limitation, any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, linkage differentials or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body.

“Trustee” means any person or entity appointed by the Company or its Subsidiaries or Affiliates, as applicable, and approved by the ITA, to serve as a trustee, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time subject to the provisions of Section 102

“Trustee 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Israeli Employee Participant.

3.Issuance of Awards

3.1

Under the terms of this Israel Plan: (i) Israeli Employee Participants may be granted only with 102 Awards; and (ii) Israeli Non-Employee Participants may be granted only with 3(i) Awards. In each case, such Awards shall be subject to the terms and conditions of the Ordinance, Section 102 and the Rules as applicable.

3.2	The Employing Company may, pursuant to Section 102, designate 102 Awards granted to Israeli Employee Participants as Non-Trustee 102 Awards or as Trustee 102 Awards.

4.Trustee 102 Awards

4.1

Trustee 102 Awards may be granted only to Israeli Employee Participants under this Israel Plan duly approved and adopted by the Board and as approved by the respective tax assessing officer within ninety (90) days from its Submission (as defined below) or by the passage of such ninety (90) days.

4.2

Trustee 102 Awards shall be classified as either 102 Capital Gains Awards or 102 Ordinary Income Awards, subject to the terms and conditions of Section 102, the Rules and the provisions of this Israel Plan.

4.3

The Board shall have the right to determine the Employing Company’s election of the type of Trustee 102 Awards to be granted to Israeli Employee Participants, being either 102 Capital Gains Awards or 102 Ordinary Income Awards (the “Election”). Such Election is to be appropriately filed with the ITA together with this Israel Plan in accordance with the provisions of the Ordinance, Section 102 and the Rules (the: "Submission"). After making an Election, the Company may grant only the type of Trustee 102 Awards it has elected (i.e., 102 Capital Gains Awards or 102 Ordinary Income Awards), and the Election shall become effective beginning the first Date of Grant of a Trustee 102 Award under this Israel Plan and shall apply to all grants to Israeli Employee Participants of Trustee 102 Awards until such Election is changed pursuant to the provisions of Section 102(g) of the Ordinance. The Employing Company may change such Election only after the passage of at least one year after the end of the year during which the applicable Employing Company first granted Trustee 102 Awards in accordance with the previous Election. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee 102 Awards or 3(i) Awards. For the avoidance of any doubt, no Trustee 102 Awards may be granted under this Israel Plan to any eligible Israeli Employee Participants, unless and until the Election made by the Employing Company is appropriately filed with the ITA together with this Israel Plan in accordance with the provisions of the Ordinance, Section 102 and the Rules. Notwithstanding the above and for the avoidance of doubt, the Election shall not prevent the Employing Company from granting Non-Trustee 102 Awards under this Israel Plan either before the Election is filled or simultaneously thereafter.

4.4

Trustee 102 Awards may be granted under this Israel Plan duly adopted and approved by the Board and only after the passage of thirty (30) days following the Submission Notwithstanding the above, if within ninety (90) days from Submission, the respective tax assessing officer notifies the Employing Company and/or the Trustee of his or her decision not to approve this Israel Plan or the Trustee, the Awards that were intended to be classified as a Trustee 102 Awards shall be deemed to be Non-Trustee 102 Awards, unless otherwise determined by the tax assessing officer.

4.5

In the event that any amendment are made with respect to this Israel Plan provisions, then to the extent so required under applicable law, any grants of Trustee 102 Awards made following such amendment shall be made and shall become effective only at the expiration of thirty (30) days after the filing of any amendment thereof with the ITA in accordance with the Ordinance, Section 102 and the Rules and shall be conditional upon the expiration of such 30-day period.

4.6

Anything herein to the contrary notwithstanding, all Trustee 102 Awards granted and/or issued under this Israel Plan and/or any/all 102 Shares (as defined below), and/or any/all other rights resulting from such Trustee 102 Award, including bonus shares, shall be deposited with the Trustee and held in trust by the Trustee for the benefit of the Israeli Employee Participant to which such Award was granted all in accordance with the provisions of Section 102 and the Rules. All certificates representing 102 Shares, including bonus shares, shall be issued in the Trustee’s name for the benefit of the Israeli Employee Participant, and be deposited with the Trustee, and be held by the Trustee until such time that such 102 Shares are released from the trust. In the event the requirements for Trustee 102 Awards and/or 102 Shares are not met, the Trustee 102 Awards and/or 102 Shares may be regarded as Non-Trustee 102 Award, or as Awards and/or shares of Common Stock which are not subject to Section 102, all in accordance with the provisions of Section 102 and the Rules.

4.7

With respect to 102 Capital Gains Awards and 102 Ordinary Income Awards, such Awards or any shares of Common Stock granted and/or issued upon the vesting and/or exercise thereof (the: "102 Shares") and all rights resulting from such Awards or Shares, including bonus shares, will be held by the Trustee, from the Date of Grant and for at least the end of the applicable Lockup Period or such shorter period as approved by the ITA, under the terms set forth in Section 102 and the Rules.

4.8

In accordance with Section 102, the Israeli Employee Participant shall not sell, cause the release from trust, or otherwise dispose of, any Trustee 102 Award and/or any 102 Share, or any rights resulting from such Award or Share until, at least, the end of the applicable Lockup Period. Notwithstanding the foregoing but without derogating from the provisions of the Plan and the terms and conditions set forth in the Award Agreement, if any such sale, release, or disposition occurs during the Lockup Period, then the provisions of Section 102 relating to non-compliance with the Lockup Period will apply and all sanctions and liability under Section 102 shall be borne by the Israeli Employee Participant.

4.9

Anything herein to the contrary notwithstanding, the Trustee shall not release any unexercised Trustee 102 Awards, 102 Shares, or any rights thereunder, including bonus shares, resulting from such Trustee 102 Awards or 102 Shares, prior to the full payment of the exercise price set to such Award (if applicable) and the Israeli Employee Participant’s tax liability arising from the Trustee 102 Awards granted to him or her.

4.10

Upon receipt of a Trustee 102 Award, the Israeli Employee Participant will sign the Award Agreement under which such Participant will sign an undertaking of his/her consent and agreement to the grant of the Award under Section 102, and to undertake to comply with the terms of Section 102 and the Rules and to be subject to the trust agreement between the Company or its Subsidiaries and the Trustee, stating, inter alia, that the Trustee will be released from any liability in respect of any action or decision taken or executed in good faith with respect to this Israel Plan, or any Trustee 102 Award or 102 Share issued to him or her thereunder, or right resulting therefrom, including bonus shares.

4.11

Without derogating from the above and/or from the provisions of Section 102, the Company and/or its Affiliate (as applicable) shall have the authority to determine specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and/or the Affiliate (as applicable) and the Trustee.

5.Non-Trustee 102 Awards.

5.1	Non-Trustee 102 Awards may be granted only to Israeli Employee Participants.

5.2	Non-Trustee 102 Awards that shall be granted pursuant to this Israel Plan may be issued directly to the Israeli Employee Participant or to a trustee appointed by the Board in its sole discretion.
5.3

In the event that an Israeli Employee Participant was granted with a Non-Trustee 102 Award and thereafter such Israeli Employee Participant’s employment by the Company or its Subsidiaries or Affiliates terminates for any reason, such Israeli Employee Participant will be obligated to provide her or his employer, upon the termination of her or his employment, with a security or guarantee to cover any future tax obligation resulting from the grant, exercise or disposition of the Award, the Shares granted and/or issuable upon the vesting or exercise thereof, or any rights resulting therefrom, in a form satisfactory to such employer in such employer’s sole discretion.

6. 3(i) Awards.

6.1

Awards granted pursuant to this Section 6 are intended to constitute 3(i) Awards and are subject to the provisions of Section 3(i) of the Ordinance and the general terms and conditions specified in this Israel Plan.

6.2	3(i) Awards may be granted to Israeli Non-Employee Participants.
6.3	3(i) Awards granted pursuant to this Israel Plan may be issued directly to the Israeli Non-Employee Participant or to a trustee appointed by the Board in its sole discretion.

7.The Award Agreement.

The terms and conditions upon which the Awards shall be issued and exercised shall be as specified in an Award Agreement to be executed pursuant to this Israel Plan. Each Award Agreement shall state, inter alia, the number of shares of Common Stock granted under the Award, the type of Award granted thereunder (whether such Award is a Trustee 102 Award, and if so, whether it is a 102 Capital Gains Award or 102 Ordinary Income Award, or a Non-Trustee 102 Award, or a 3(i) Award), the vesting provisions, the term of the Award, and the exercise price, if applicable. Awards may differ in number of shares covered thereby, the terms and conditions applying to them or on the Israeli Participant or in any other respect (including, that there should not be any expectation (and it is hereby disclaimed)) that a certain treatment, interpretation or position granted to one shall be applied to the other, regardless of whether or not the facts or circumstances are the same or similar).

8.Fair Market Value For Israeli Tax Purposes.

Without derogating from Section 2 of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant of a 102 Capital Gains Award the Company’s Shares are listed on any established stock exchange or a national market system, or if the Company’s shares are registered for trading within ninety (90) days following the Date of Grant of the 102 Capital Gains Award, the fair market value of the shares of Common Stock at the Date of Grant shall be determined in accordance with the average value of the Company’s shares of Common Stock on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as applicable.

9.Exercise of Awards.

Awards shall be exercised in accordance with the provisions of this Israel Plan and the Award Agreement, and in accordance with the requirements of Section 102.

10.Assignability and Sale of Awards.

10.1

Notwithstanding any other provision of this Israel Plan to the contrary, no Awards, or any right with respect thereto or purchasable thereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect thereto granted to any third party whatsoever, other than by will or by laws of decent and distribution, or as specifically otherwise allowed under this Israel Plan, without the prior written consent of the Board, and subject to the Ordinance. Any purported assignment, transfer, grant of collateral, or pledge of Awards, or any right with respect thereto or purchasable thereunder, contrary to the provisions of this Section, directly or indirectly, whether contemplated to be effective immediate effect or in the future, shall be null and void and cause the applicable Award to immediately expire. During the lifetime of the Israeli Participant all of such Israeli Participant’s rights to purchase Shares or to otherwise exercise an Award hereunder shall be exercisable only by the Israeli Participant.

10.2

Without derogating from the above, for as long as Trustee 102 Awards and/or 102 Shares are held by the Trustee on behalf of the Israeli Employee Participant, all rights of the Israeli Employee Participant with respect to such Awards and Shares shall be personal, and may not be transferred, assigned, pledged or mortgaged, all in accordance with the provisions of Section 102 and the Rules, or any regulations or orders promulgated thereunder unless other than by a last will or the laws of descent and distribution and after the required taxes and payments have been fully made or secured. In the event that such Awards and/or Shares have been transferred by will or laws of descent and distribution, the provisions of Section 102 shall continue to apply on the heirs and transferees respectively.

11.Integration of Section 102 And Tax Assessing Officer’s Permit.

11.1

With respect to Trustee 102 Awards, the provisions of this Israel Plan and the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit (to the extent that such permit is issued) (the “Permit”), and the provisions of the Permit shall be deemed integrated with, and a part of, this Israel Plan and the Award Agreement.

11.2

Any provision of Section 102 and/or the Permit and/or tax ruling(s) and/or guidance issued by the ITA which is necessary in order to receive and/or to obtain and/or preserve any tax benefit pursuant to Section 102, which is not expressly specified in this Israel Plan or the Award Agreement, shall be deemed to have been automatically incorporated into this Israel Plan and binding upon the Company and the Participants who are Israeli Participants.

12.Dividends.

Without derogating from the provisions of this Israel Plan, an Israeli Participant shall be entitled to receive dividends with respect to shares of Common Stock granted and/or issued upon the vesting, exercise of his or her Awards (whether such shares are held by the Participant or by the Trustee for his or her benefit), in accordance with the provisions of the Company’s Certificate of Incorporation (including all amendments thereto), subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102 and the Rules.

13.Tax Consequences.

13.1

Any liability for any Tax arising with respect to the Awards and the shares of Common Stock, including, but not limited to, as a result of the grant of Awards, the vesting or exercise of an Award for shares, the receipt of cash, the transfer, waiver, or expiration of Awards or shares or the disposal of shares, shall be borne solely by the Israeli Participants, and in the event of their death, by their estates or heirs. Neither the Company nor any of its Subsidiaries or Affiliates nor the Trustee shall be required to pay such Taxes, directly or indirectly, nor shall they be required to gross up such Taxes in the Israeli Participants’ salaries or remuneration. The applicable Tax may be deducted from any cash to be provided to the Israeli Participant or from the proceeds of the disposal of the shares or shall be paid to the Trustee or to the Company or its Subsidiaries or Affiliates by the Israeli Participants at their request, or may be provided via any combination of the above.

13.2

The Company, its Subsidiaries or Affiliates and the Trustee shall be entitled to withhold Taxes according to the requirements of any applicable laws, rules, and regulations, including by withholding Taxes at source.

13.3

The Israeli Participants undertake to indemnify the Company, its Subsidiaries or Affiliates and the Trustee, immediately upon their request, for any Tax for which the Israeli Participant is liable under any applicable law, under the Plan or this Israel Plan, and which was paid by the Company or the Trustee, or which the Company or the Trustee are required to pay. The Company may exercise its right to such indemnification by deducting the Tax subject to indemnification from Participant’s salary or remuneration.

13.4

The Board or, when applicable, the Trustee shall not be required to release any Awards, Shares, rights resulting therefrom, including bonus shares, or stock certificates, to an Israeli Participant until all required Tax payments and other payments to be borne by such Israeli Participant have been fully made. In the event that the Company, or its Affiliates, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Grantee shall not have any claims in connection with such refusal.

13.5

The Company and its Subsidiaries and its Affiliates do not undertake or assume any liability or responsibility to the effect that any Award shall qualify with any particular tax regime or rules applying to particular tax treatment, or benefit from any particular tax treatment or tax advantage of any type and subject to the requirements of applicable law. No assurance is made by the Company or any of its Subsidiaries and its Affiliates that any particular tax treatment on the Date of Grant will continue to exist or that the Award would qualify at the time of vesting or exercise or disposition thereof with any particular tax treatment.. The Company does not undertake or assume any liability to contest a determination or interpretation (whether written or unwritten) of any tax authorities, including in respect of the qualification under any particular tax regime or rules applying to particular tax treatment. If the Awards do not qualify under any particular tax treatment it could result in adverse tax consequences to the Israeli Participant.

13.6

Notwithstanding any other provision, no Israeli Participant shall have any of the rights of a shareholder with respect to any Shares until Participant pays all payments required to be paid with respect to such Shares.